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                                                                   Exhibit 15.3
September 17, 1997

To the Board of Directors and Shareholders of Security Capital Industrial Trust:

We are aware that Security Capital Group Incorporated has included in its Registration Statement on Form S-11 as filed on September 17, 1997 Security Capital Industrial Trust's consolidated financial statements for the three- and six-month periods ended June 30, 1997, which includes our report dated August 11, 1997 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), that report is not considered a part of such registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,




ARTHUR ANDERSEN LLP